Exhibit 10.2

Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road
Tarrytown, New York 10591
January 7, 2018
Sanofi
54, rue La Boétie
75008 Paris
France
Attention: Chief Financial Officer
Re:     Limited Waiver and Amendment of Investor Agreement; Amendment of IO LCA and Antibody LCA
Ladies and Gentlemen:
Reference is made to (i) the Amended and Restated Investor Agreement (as may be amended from time to time, the “Investor Agreement”), dated as of January 11, 2014, by and among Sanofi, a company organized under the laws of France (“Sanofi”), sanofi-aventis US LLC, a Delaware limited liability company (“Sanofi US”), Aventisub LLC, a Delaware limited liability company (formerly Aventis Pharmaceuticals Inc., a Delaware corporation) (“Aventis”), sanofi-aventis Amérique du Nord, a société par actions simplifiée (formerly a société en nom collectif) organized under the laws of France (the “Investor” and, together with Sanofi, Sanofi US and Aventis, the “Purchaser Parties”), and Regeneron Pharmaceuticals, Inc., a New York corporation (“Regeneron”); (ii) the Immuno-oncology License and Collaboration Agreement (as may be amended from time to time, the “IO LCA”), dated as of July 1, 2015, by and between Sanofi Biotechnology SAS, a société par actions simplifiée organized under the laws of France (“Sanofi SAS”), and Regeneron; and (iii) the Amended and Restated License and Collaboration Agreement, dated as of November 10, 2009, by and among Sanofi SAS (as successor-in-interest to Aventis), the Investor and Regeneron, as amended (as may be amended from time to time, the “Antibody LCA”). Unless otherwise specified, capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) shall have the respective meanings ascribed to such terms in the Investor Agreement, the IO LCA or the Antibody LCA (as applicable).
The purpose of this Letter Agreement is to set forth the terms and conditions pursuant to which the Purchaser Parties would be allowed (but not required) to sell shares of common stock of Regeneron, par value $0.001 per share (“Common Stock”), held by one or more of the Purchaser Parties (the “Regeneron Shares”) to satisfy in whole or in part Sanofi SAS’s funding obligations with respect to (i) the REGN2810 Development Costs (as defined below) for the REGN2810 Covered Periods (as defined below) under the IO LCA contingent upon a certain increase in the REGN2810 Budget Amount and (ii) certain Dupilumab/REGN3500 Eligible Investments (as defined below) for the Dupilumab/REGN3500 Eligible Investments Covered Periods (as defined below) under the Antibody LCA. Any such sales would be permitted only up to the REGN2810 Share Sale Cap (as defined below) (in the case of Development Costs incurred with respect to REGN2810) and the Dupilumab/REGN3500

Share Sale Cap (as defined below) (in the case of the Dupilumab/REGN3500 Eligible Investments).
Pursuant to Sections 9.2 and 9.5 of the Investor Agreement, Section 20.5 of the IO LCA and Section 20.5 of the Antibody LCA, the parties to this Letter Agreement agree as follows:
PART I - REGN2810; Amendment of IO LCA

(1)	Increase in REGN2810 Budget Amount. Section 1.138 of the IO LCA is hereby amended and restated in its entirety to read as follows:

1.138 “REGN2810 Budget Amount” shall mean one billion six hundred forty million dollars ($1,640,000,000), or such other amount as mutually agreed on by the Parties in writing.

(2)	Separate Tracking and Invoicing of Development Costs with Respect to REGN2810. During the REGN2810 Amendment Term (as defined below):

a.
All of the aggregate Development Costs incurred by or on behalf of the Parties (as defined in the IO LCA) with respect to REGN2810 shall be excluded from the definition of “Development Cost True-Up” for each Quarter commencing on October 1, 2017 and ending on September 30, 2020 (such Quarters, the “REGN2810 Covered Periods”), and shall instead be tracked and invoiced separately for each REGN2810 Covered Period in a dedicated cost true-up utilizing the principles of Part III of Schedule 2 to the IO LCA (each such amount, the “REGN2810 Development Cost True-Up Amount”).

b.
For each REGN2810 Covered Period, Regeneron shall invoice Sanofi SAS for the REGN2810 Development Cost True-Up Amount (each such invoice, a “REGN2810 Development Cost Invoice”) separately from other invoices provided to Sanofi SAS pursuant to the IO LCA. Regeneron shall deliver electronically to Sanofi SAS each REGN2810 Development Cost Invoice within 60 days of the end of the applicable Quarter (followed by physical delivery thereof as soon as reasonably practicable), and payment by Sanofi SAS shall be due within 15 days of the electronic delivery thereof. Notwithstanding the foregoing, the REGN2810 Development Cost Invoice for the Quarter commencing on October 1, 2017 shall not be delivered to Sanofi SAS earlier than February 28, 2018.

c.
Sections 9.6, 9.7 and 9.8 of the IO LCA shall otherwise apply mutatis mutandis to the reporting of the Development Costs with respect to REGN2810, the calculation of the REGN2810 Development Cost True-Up Amount and the establishment of the REGN2810 Development Cost Invoice.

(3)
REGN2810 Funding Mechanics and Related Provisions. During the REGN2810 Amendment Term, subject to the other applicable terms and conditions of this Letter Agreement (including, without limitation, the provisions relating to the REGN2810

Share Sale Cap set forth in Section 10(a) of this Letter Agreement), the parties to this Letter Agreement agree to the following:

a.
Within three (3) Trading Days (as defined below) after Sanofi SAS’s electronic receipt of the applicable REGN2810 Development Cost Invoice, any of the Purchaser Parties may send a written notice (such notice, a “REGN2810 Sale Notice”) to Regeneron (which shall be done electronically), indicating the dollar amount of such invoice in respect of which such Purchaser Party (on behalf of itself and the other Purchaser Parties) may be willing (but is not obligated) to sell Regeneron Shares either to Regeneron or in the open market (such dollar amount, the “REGN2810 Sale Value” ), which shall not exceed the REGN2810 Development Cost True-Up Amount set forth in such REGN2810 Development Cost Invoice. Any such REGN2810 Sale Notice shall be deemed to have been received by Regeneron one (1) Trading Day after it is sent by a Purchaser Party. “Trading Day” means any day on which the NASDAQ (or such other exchange where Regeneron is primarily listed and traded) (the “NASDAQ”) is open for business.

b.
The “REGN2810 Measurement Price” shall mean the volume-weighted average price of a share of Common Stock on the NASDAQ on the next (1) Trading Day subsequent to Regeneron’s receipt of the REGN2810 Sale Notice, as published by Thomson Reuters.

c.
If a REGN2810 Sale Notice has been provided to Regeneron in accordance with the terms of this Letter Agreement, on the next Trading Day after the date of the establishment of the REGN2810 Measurement Price (such day, the “REGN2810 Decision Date”), representatives of Regeneron and the Purchaser Parties shall, as soon as reasonably practicable and in any event no later than 4:00 p.m. Eastern Time, discuss the number of Regeneron Shares to be purchased by Regeneron, if any, which shall be no greater than the number equal to the quotient of (x) the REGN2810 Sale Value specified in the REGN2810 Sale Notice for the REGN2810 Development Cost Invoice for that REGN2810 Covered Period and (y) the applicable REGN2810 Measurement Price (such quotient, rounded down to the nearest whole number, the “Full Number of REGN2810 Shares”), and the following provisions shall apply:

i.
If, on the REGN2810 Decision Date, Regeneron is willing to purchase, and the Purchaser Parties are willing to sell, any of such Regeneron Shares, then the Purchaser Parties shall commit in writing (which may be done electronically) to the sale of such Regeneron Shares (such shares, the “REGN2810 Shares to Be Purchased”) before 5:00 p.m. Eastern Time on the REGN2810 Decision Date. The purchase of such REGN2810 Shares to Be Purchased shall be settled via a customary method of settlement for such a purchase (based on account information provided by the parties to this Letter Agreement to one another in writing (which may be done electronically)) within three (3) Trading Days after the REGN2810

Decision Date, with the purchase price to be paid by Regeneron through a credit towards the amount owed by Sanofi SAS under the REGN2810 Development Cost Invoice for that REGN2810 Covered Period based on an amount equal to the product of (x) the number of the REGN2810 Shares to Be Purchased and (y) the applicable REGN2810 Measurement Price. For the avoidance of doubt, Sanofi SAS shall remit to Regeneron by the due date of the applicable REGN2810 Development Cost Invoice an amount in cash equal to the full REGN2810 Development Cost True-Up Amount for such REGN2810 Covered Period less the amount of such credit. The Purchaser Parties will be deemed to have settled the amount corresponding to the purchase price for the REGN2810 Shares to Be Purchased (as determined pursuant to this Letter Agreement) on behalf of Sanofi SAS.

ii.
If, on the REGN2810 Decision Date, Regeneron is willing to purchase any Regeneron Shares subject to the REGN2810 Sale Notice for a particular REGN2810 Development Cost Invoice, and the Purchaser Parties either (A) decline in writing to sell all such Regeneron Shares to Regeneron or (B) fail to respond to outreach by Regeneron to discuss the purchase of any Regeneron Shares, (x) the Purchaser Parties shall not be permitted to effect sales of any Regeneron Shares in open-market transactions with respect to that REGN2810 Development Cost Invoice and (y) Sanofi SAS shall remit to Regeneron by the due date of the applicable REGN2810 Development Cost Invoice an amount in cash equal to the full REGN2810 Development Cost True-Up Amount for such REGN2810 Covered Period.

iii.
If, on the REGN2810 Decision Date, Regeneron either (A) declines in writing to purchase the Full Number of REGN2810 Shares for a particular REGN2810 Development Cost Invoice or (B) fails to respond to outreach by the Purchaser Parties to discuss the purchase of any Regeneron Shares, and the Purchaser Parties are willing to sell all such Regeneron Shares to Regeneron, then (x) Sanofi SAS shall remit to Regeneron by the due date of the applicable REGN2810 Development Cost Invoice an amount in cash equal to the full REGN2810 Development Cost True-Up Amount for such REGN2810 Covered Period and (y) the Purchaser Parties may sell in open-market transactions Regeneron Shares in an amount not to exceed the difference between (I) the Full Number of REGN2810 Shares and (II) REGN2810 Shares to Be Purchased (which, in the case of clause (B) of this Section 3(c)(iii), shall be deemed to be zero) (the “Open-Market REGN2810 Shares”), subject to the provisions of Sections 3(e) and 9 of this Letter Agreement.

iv.
If, on the REGN2810 Decision Date, Regeneron does not attempt to contact any of the Purchaser Parties and none of the Purchaser Parties attempts to contact Regeneron, in each case, prior to 4:00 p.m. Eastern

Time, then (x) subject to Section 9.15 (Resolution of Payment Disputes) of the IO LCA, Sanofi SAS shall remit to Regeneron by the due date of the applicable REGN2810 Development Cost Invoice an amount in cash equal to the full REGN2810 Development Cost True-Up Amount for such REGN2810 Covered Period and (y) the Purchaser Parties may sell in open-market transactions Open-Market REGN2810 Shares in an amount not to exceed the Full Number of REGN2810 Shares, subject to the provisions of Sections 3(e) and 9 of this Letter Agreement.

d.
In the event that, for any REGN2810 Covered Period, the REGN2810 Development Cost True-Up Amount set forth in a given REGN2810 Development Cost Invoice exceeds the product of (x) the REGN2810 Shares to Be Purchased and (y) the REGN2810 Measurement Price (such difference, the “Cash-Settled REGN2810 Development Costs”), and subject to Section 9.15 (Resolution of Payment Disputes) of the IO LCA, Sanofi SAS shall remit to Regeneron by the due date of the applicable REGN2810 Development Cost Invoice an amount in cash equal to the Cash-Settled REGN2810 Development Costs. For so long as Sanofi SAS is in arrears on any payment of Cash-Settled REGN2810 Development Costs (or is otherwise in arrears on the payment of any REGN2810 Development Cost Invoice), the limited waiver of the Purchaser Parties’ lock-up obligations under Section 5.1 of the Investor Agreement pursuant to Section 10 of this Letter Agreement shall not apply.

e.
Any sale of the Open-Market REGN2810 Shares for a given REGN2810 Covered Period shall be effected on or before the six (6) month anniversary of the due date of the REGN2810 Development Cost Invoice for that REGN2810 Covered Period (the “REGN2810 Sale Period”); provided that if the Purchaser Parties are restricted by applicable Law from effecting any such open-market transaction for a period of time during the REGN2810 Sale Period (the “REGN2810 Restricted Period”), the REGN2810 Sale Period shall be extended by the length of the applicable REGN2810 Restricted Period, except that in no event shall such extension of any REGN2810 Sale Period exceed two (2) months.

(4)	Other Amendments to the IO LCA.

a.
As a result of the increase in the REGN2810 Budget Amount under this Letter Agreement (from six hundred fifty million dollars ($650,000,000) to one billion six hundred forty million dollars ($1,640,000,000)), each of the REGN2810 Global Development Plan (the “REGN2810 Global Development Plan”) and the REGN2810 Global Development Budget (including an itemization of the costs per year) are revised as set forth in Part A of a separate side letter, dated as of the date hereof, by and among Regeneron, the Investor and Sanofi SAS (the “Side Letter”), and shall be deemed an integral part of the IO LCA.

b.
Notwithstanding anything to the contrary in Section 5.3(b) of the IO LCA, the REGN2810 Global Development Budget shall be broken down on a yearly basis in accordance with Part A of the Side Letter. In addition, at least twice each Contract Year during the Term, Regeneron will provide Sanofi SAS with a good-faith forecast of anticipated Development Costs to be incurred for REGN2810 for the remainder of the current Contract Year and the subsequent two (2) Contract Years.

c.
Notwithstanding anything to the contrary in Sections 5.3(a) and 5.3(b) of the IO LCA, each of Regeneron and Sanofi SAS agree to discuss any material proposed change(s) to the REGN2810 Global Development Plan or the REGN2810 Global Development Budget prior to the implementation of such changes during meetings between Regeneron’s and Sanofi SAS’s respective IOSC co-chairs and their designated subject matter experts, which meetings are to be held monthly, or at such other times as the Parties agree, and which may be conducted by telephone, video-conference, webcast or in person. In addition to these monthly meetings, Regeneron may call an ad-hoc meeting of Regeneron’s and Sanofi SAS’s respective IOSC co-chairs and their designated subject matter experts to be held within five (5) Business Days of the date Regeneron provides Sanofi SAS notice if, in Regeneron’s opinion, any material proposed change(s) to the REGN2810 Global Development Plan or the REGN2810 Global Development Budget is urgent and should be commenced prior to the next monthly meeting. If Sanofi SAS’s IOSC co-chair and designated subject matter experts cannot attend such an ad-hoc meeting within five (5) Business Days, Regeneron may provide a written summary of such proposed change(s) to Sanofi SAS at least seven (7) Business Days prior to the commencement of such activities. In addition, the following provisions shall apply:

i.
Such meetings shall provide (x) a forum for reviewing recent clinical data and discussing REGN2810 clinical trial plans, updates on the REGN2810 program progress and regulatory strategy, and (y) the opportunity for Sanofi SAS to provide input and comments on the REGN2810 clinical strategy and study design.

ii.
Regeneron shall inform Sanofi SAS in writing of any contemplated material change to the REGN2810 Global Development Plan as soon as possible. In order to enable Sanofi SAS to provide valuable input and comments on any such contemplated material changes, Regeneron shall provide each of the IOSC co-chairs with relevant information and materials at least ten (10) Business Days in advance of the meeting at which such material change shall be discussed.

iii.
Regeneron shall take into good faith consideration Sanofi SAS’s input and comments expressed during such meetings. In the event that the Parties remain in disagreement concerning the initiation of a pivotal trial (including any Phase III Trial) in a tumor type that has not been studied in a previous clinical trial conducted under the IO LCA, the matter will be referred to the respective Executive Officers to attempt a resolution of the differences within five (5) Business Days of such referral.

iv.
If no agreement can be reached by the Executive Officers within such five (5) Business Day period, Regeneron will retain final decision-making authority with respect to the REGN2810 Global Development Plan; provided, however, that such REGN2810 Global Development Plan shall be at all times consistent with the (x) Collaboration Purpose and (y) the REGN2810 Global Development Budget which shall not exceed the REGN2810 Budget Amount.

d.	For the avoidance of doubt, this Section 4 shall survive the Termination Date (as defined below).

PART II - Dupilumab/REGN3500 Eligible Investments;Amendment of Antibody LCA

(5)
Mutual Understanding. The parties to this Letter Agreement agree that, for the purpose of this Letter Agreement, “Dupilumab/REGN3500 Eligible Investments” shall mean certain proposed activities relating to the Development of dupilumab (an antibody to the interleukin-4 receptor (IL-4R) alpha subunit) (“Dupilumab”) and REGN3500 (an antibody to interleukin-33) (“REGN3500”), each a Licensed Product under the Antibody LCA, and Non-Approval Trials of Dupilumab, which activities, together with associated high level cost estimates for each activity from 2018 to 2023, are listed in Part B of the Side Letter. The Dupilumab/REGN3500 Eligible Investments are comprised of (i) the Dupilumab LCM studies that are currently defined, as set forth in Part B to the Side Letter (the “Dupilumab Currently Defined Eligible LCM Studies”); (ii) the Dupilumab LCM studies to be further defined, as set forth in Part B to the Side Letter (the “Dupilumab Further Eligible LCM Studies”); and (iii) the REGN3500 studies set forth in Part B to the Side Letter (the “REGN3500 Eligible Studies”).

(6)	Separate Tracking of Development Costs with Respect to Dupilumab/REGN3500 Eligible Investments and Costs Relating to Non-Approval Trials of Dupilumab; Quarterly Statement.

During the Dupilumab/REGN3500 Eligible Investment Amendment Term (as defined below):

a.
All of the aggregate Development Costs and/or conduct of Non-Approval Trials incurred by or on behalf of the Parties (as defined in the Antibody LCA) with respect to the Dupilumab/REGN3500 Eligible Investments during a Quarter commencing on January 1, 2018 and ending on September 30, 2020 (such Quarters, the “Dupilumab/REGN3500 Eligible Investment Covered Periods”) shall be tracked as set forth in Schedule A hereto; and the aggregate amount thereof borne by Sanofi for each Dupilumab/REGN3500 Eligible Investment Covered Period, as calculated pursuant to the methodology set forth in Schedule A (the “Dupilumab/REGN3500 Eligible Investment Amount”), will be set forth in a separate statement (a “Dupilumab/REGN3500 Eligible Investment Statement”).

b.
For each Dupilumab/REGN3500 Eligible Investment Covered Period, Sanofi SAS shall deliver electronically to Regeneron each Dupilumab/REGN3500 Eligible Investment Statement within 65 days of the end of the applicable Quarter (followed by physical delivery thereof as soon as reasonably practicable).

(7)
Dupilumab/REGN3500 Eligible Investment Funding Mechanics and Related Provisions. During the Dupilumab/REGN3500 Eligible Investment Amendment Term, subject to the other applicable terms and conditions of this Letter Agreement (including, without limitation, the provisions relating to the Dupilumab/REGN3500 Eligible Investment Share Sale Cap set forth in Section 10(b) of this Letter Agreement), the parties to this Letter Agreement agree to the following:

a.
Within three (3) Trading Days after Regeneron’s electronic receipt of the applicable Dupilumab/REGN3500 Eligible Investment Statement, any of the Purchaser Parties may send a written notice (such notice, a “Dupilumab/REGN3500 Eligible Investment Sale Notice”) to Regeneron (which shall be done electronically), indicating the dollar amount of the Dupilumab/REGN3500 Eligible Investment Amount in respect of which such Purchaser Party (on behalf of itself and the other Purchaser Parties) may be willing (but is not obligated) to sell Regeneron Shares either to Regeneron or in the open market (such dollar amount, the “Dupilumab/REGN3500 Eligible Investment Sale Value”), which shall not exceed the Dupilumab/REGN3500 Eligible Investment Amount set forth in such Dupilumab/REGN3500 Eligible Investment Statement. Any such Dupilumab/REGN3500 Eligible Investment Statement or any such Dupilumab/REGN3500 Eligible Investment Sale Notice shall be deemed to have been received by Regeneron one (1) Trading Day after it is sent by a Purchaser Party.

b.
The “Dupilumab/REGN3500 Eligible Investment Measurement Price” shall mean the volume-weighted average price of a share of Common Stock on the NASDAQ on the next (1) Trading Day subsequent to Regeneron’s receipt of the Dupilumab/REGN3500 Eligible Investment Sale Notice, as published by Thomson Reuters.

c.	If a Dupilumab/REGN3500 Eligible Investment Sale Notice has been provided to Regeneron in accordance with the terms of this Letter Agreement,

on the next Trading Day after the date of the establishment of the Dupilumab/REGN3500 Eligible Investment Measurement Price (such day, the “Dupilumab/REGN3500 Eligible Investment Decision Date”), representatives of Regeneron and the Purchaser Parties shall, as soon as reasonably practicable and in any event no later than 4:00 p.m. Eastern Time, discuss the number of Regeneron Shares to be purchased by Regeneron, if any, which shall be no greater than the number equal to the quotient of (x) the Dupilumab/REGN3500 Eligible Investment Sale Value specified in the Dupilumab/REGN3500 Eligible Investment Sale Notice for the Dupilumab/REGN3500 Eligible Investment Statement for that Dupilumab/REGN3500 Eligible Investment Covered Period and (y) the applicable Dupilumab/REGN3500 Eligible Investment Measurement Price (such quotient, rounded down to the nearest whole number, the “Full Number of Dupilumab/REGN3500 Eligible Investment Shares”), and the following provisions shall apply:

i.
If, on the Dupilumab/REGN3500 Eligible Investment Decision Date, Regeneron is willing to purchase, and the Purchaser Parties are willing to sell, any of such Regeneron Shares, then the Purchaser Parties shall commit in writing (which may be done electronically) to the sale of such Regeneron Shares (such shares, the “Dupilumab/REGN3500 Eligible Investment Shares to Be Purchased”) before 5:00 p.m. Eastern Time on the Dupilumab/REGN3500 Eligible Investment Decision Date. The purchase of such Dupilumab/REGN3500 Eligible Investment Shares to Be Purchased shall be settled via a customary method of settlement for such a purchase (based on account information provided by the parties to this Letter Agreement to one another in writing (which may be done electronically)) within three (3) Trading Days after the Dupilumab/REGN3500 Eligible Investment Decision Date, with the purchase price to be equal to the product of (x) the number of the Dupilumab/REGN3500 Eligible Investment Shares to Be Purchased and (y) the applicable Dupilumab/REGN3500 Eligible Investment Measurement Price and to be paid by Regeneron by wire transfer of immediately available funds.

ii.
If, on the Dupilumab/REGN3500 Eligible Investment Decision Date, Regeneron is willing to purchase any Regeneron Shares subject to the Dupilumab/REGN3500 Eligible Investment Sale Notice for a particular Dupilumab/REGN3500 Eligible Investment Statement, and the Purchaser Parties either (A) decline in writing to sell all such Regeneron Shares to Regeneron or (B) fail to respond to outreach by Regeneron to discuss the purchase of any Regeneron Shares, the Purchaser Parties shall not be permitted to effect sales of any Regeneron Shares in open-market transactions with respect to that Dupilumab/REGN3500 Eligible Investment Statement.

iii.	If, on the Dupilumab/REGN3500 Eligible Investment Decision Date, Regeneron either (A) declines in writing to purchase the Full Number of Dupilumab/REGN3500 Eligible Investment Shares for a particular Dupilumab/REGN3500 Eligible Investment Statement or (B) fails to respond to outreach by the Purchaser Parties to discuss the purchase of any Regeneron Shares, and the Purchaser Parties are willing to sell all such Regeneron Shares to Regeneron, then the Purchaser Parties may sell in open-market transactions Regeneron Shares in an amount not to exceed the difference between (I) the Full Number of Dupilumab/REGN3500 Eligible Investment Shares and (II) Dupilumab/REGN3500 Eligible Investment Shares to Be Purchased (which, in the case of clause (B) of this Section 6(c)(iii), shall be deemed to be zero) (the “Open-Market Dupilumab/REGN3500 Eligible Investment Shares”), subject to the provisions of Sections 7(d) and 9 of this Letter Agreement.

iv.
If, on the Dupilumab/REGN3500 Eligible Investment Decision Date, Regeneron does not attempt to contact any of the Purchaser Parties and none of the Purchaser Parties attempts to contact Regeneron, in each case, prior to 4:00 p.m. Eastern Time, then the Purchaser Parties may sell in open-market transactions Open-Market Dupilumab/REGN3500 Eligible Investment Shares in an amount not to exceed the Full Number of Dupilumab/REGN3500 Eligible Investment Shares, subject to the provisions of Sections 7(d) and 9 of this Letter Agreement.

v.
For the avoidance of doubt, any purchase of the Dupilumab/REGN3500 Eligible Investment Shares by Regeneron does not impact the amounts owed by the parties to the Antibody LCA to one another, which shall be settled and paid in accordance with the terms of the Antibody LCA.

d.
Any sale of the Open-Market Dupilumab/REGN3500 Eligible Investment Shares for a given Dupilumab/REGN3500 Eligible Investment Covered Period shall be effected on or before the six (6) month anniversary of the date of the Dupilumab/REGN3500 Eligible Investment Statement for that Dupilumab/REGN3500 Eligible Investment Covered Period (the “Dupilumab/REGN3500 Eligible Investment Sale Period”); provided that if the Purchaser Parties are restricted by applicable Law from effecting any such open-market transaction for a period of time during the Dupilumab/REGN3500 Eligible Investment Sale Period (the “Dupilumab/REGN3500 Eligible Investment Restricted Period”), the Dupilumab/REGN3500 Eligible Investment Sale Period shall be extended by the length of the applicable Dupilumab/REGN3500 Eligible Investment Restricted Period, except that in no event shall such extension of any Dupilumab/REGN3500 Eligible Investment Sale Period exceed two (2) months.

(8)Other Amendments to the Antibody LCA.

a.	The parties to this Letter Agreement acknowledge and agree that the JSC has approved a budget for the Development of Dupilumab and REGN3500, as well as the Non-Approval Trials of Dupilumab, for 2018 through 2023, in each case pursuant to the Antibody LCA, which budget may be adjusted pursuant to the terms of the Antibody LCA.

b.
The parties to this Letter Agreement further agree to allocate the amount set forth in Part B of the Side Letter to the Dupilumab Currently Defined Eligible LCM Studies and to spend such amount on these studies, or such other activities as the parties to the Antibody LCA may mutually agree, prior to the end of 2023. The design of the clinical studies and other activities that comprise the Dupilumab Currently Defined Eligible LCM Studies will be reviewed, approved and overseen by the JSC pursuant to Article III of the Antibody LCA; provided, however, that notwithstanding anything to the contrary in the Antibody LCA (including Section 3.11 thereof), the parties to this Letter Agreement will spend this amount on the Development of Dupilumab and/or REGN3500 and/or certain activities relating to Non-Approval Trials of Dupilumab.

c.
The parties to this Letter Agreement acknowledge and agree that the budget for the Dupilumab Further Eligible LCM Studies set forth in Part B of the Side Letter has been agreed upon by the parties to this Letter Agreement. The design of the clinical studies and other activities that comprise the Dupilumab Further Eligible LCM Studies will be reviewed, approved and overseen by the JSC pursuant to Article III of the Antibody LCA; provided, however, that notwithstanding anything to the contrary in the Antibody LCA (including Section 3.11 thereof), any change to the budget for such activities must be approved by the parties to this Letter Agreement.

d.
The parties to this Letter Agreement further agree to allocate the amount set forth in Part B of the Side Letter to the REGN3500 Eligible Studies and to spend such amount on these studies, or such other activities as the parties to the Antibody LCA may mutually agree, prior to the end of 2023. The design of the clinical studies and other activities that comprise the REGN3500 Eligible Studies will be reviewed, approved and overseen by the JSC pursuant to Article III of the Antibody LCA; provided, however, that notwithstanding anything to the contrary in the Antibody LCA (including Section 3.11 thereof), the parties to this Letter Agreement will spend this amount on the Development of Dupilumab and/or REGN3500 and/or certain activities relating to Non-Approval Trials of Dupilumab.

e.
For the avoidance of doubt, the parties to this Letter Agreement acknowledge and agree that (i) the Development and Commercialization of Dupilumab and REGN3500 under the Antibody LCA may require studies and activities other than the Dupilumab/REGN3500 Dedicated Investments and expenditures by the parties to the Antibody LCA in addition to the amounts referenced above; (ii) amounts allocated to, and spent on, the Development and Commercialization of Dupilumab and REGN3500 pursuant to this Section 8 are in addition to, and not in lieu of, other amounts the parties to the Antibody LCA may spend on Development and Commercialization activities for Dupilumab and REGN3500 pursuant to the terms of the

Antibody LCA (including, without limitation, the currently approved budget for the Development of Dupilumab); and (iii) this Section 8 shall survive the Termination Date.

Open-Market Sale Limitations

(9)
Open-Market Sale Limitations for Open-Market REGN2810 Shares and Open-Market Dupilumab/REGN3500 Eligible Investment Shares. Notwithstanding anything in this Letter Agreement to the contrary, the Purchaser Parties shall not be permitted to, and agree not to, sell any Open-Market REGN2810 Shares or any Open-Market Dupilumab/REGN3500 Eligible Investment Shares (i) on any one (1) Trading Day if the aggregate volume of such sales on such Trading Day would exceed ten percent (10%) of the daily average trading volume of Common Stock on the NASDAQ over the 20 Trading Days immediately preceding such Trading Day, as published by Thomson Reuters, and (ii) in any one (1) calendar quarter if the aggregate volume of such sales in such calendar quarter would exceed three hundred thousand (300,000) shares of Common Stock (subject to adjustment to account for any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization by Regeneron).

Limited Waiver and Amendment of Investor Agreement

(10)
Limited Waiver of Investor Agreement Lock-up. Regeneron hereby agrees to waive, on the terms and subject to the conditions set forth in this Letter Agreement, the Purchaser Parties’ lock-up obligations under Section 5.1 of the Investor Agreement for the duration of the Amendment Term (as defined below), solely to the extent necessary for the Purchaser Parties to sell Regeneron Shares to offset:

a.
REGN2810 Development Cost True-Up Amounts, up to an aggregate number of 800,000 Regeneron Shares (subject to adjustment to account for any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization by Regeneron) for all of the REGN2810 Covered Periods (the “REGN2810 Share Sale Cap”, and the Regeneron Shares actually sold in accordance with this Section 10(a), the “REGN2810 Shares”); and

b.
Dupilumab/REGN3500 Eligible Investment Amounts, up to an aggregate number of 600,000 Regeneron Shares (subject to adjustment to account for any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization by Regeneron) for all of the Dupilumab/REGN3500 Eligible Investment Covered Periods (the “Dupilumab/REGN3500 Eligible Investment Share Sale Cap”, and the Regeneron Shares actually sold in accordance with this Section 10(b), the “Dupilumab/REGN3500 Eligible Investment Shares”),

in each case, all subject to the other applicable terms and conditions of this Letter Agreement (including, without limitation, the restrictions on the timing of such sales set forth in Sections 3(e) and 7(d) of this Letter Agreement).

(11)
Limited Waiver of Obligation to Maintain “Highest Percentage Threshold”. Regeneron agrees that the Purchaser Parties will not be required to maintain the Highest Percentage Threshold (as defined in the Investor Agreement immediately prior to the date of this Letter Agreement) from August 26, 2017 until the Termination Date.

(12)
Amendment of Definition of “Highest Percentage Threshold”. Effective as of the Termination Date, the first sentence of Section 1(y) of the Investor Agreement is hereby amended and restated in its entirety to read as follows:

“Highest Percentage Threshold” shall mean the lower of (i) twenty-five percent (25%) of the Shares of then Outstanding Common Stock and (ii) the higher of (x) the Purchaser Parties’ percentage ownership of Shares of Then Outstanding Common Stock on the Termination Date (as defined in that certain Letter Agreement, dated as of January 7, 2018, by and among the parties hereto and Sanofi Biotechnology SAS), as measured based on (A) the number of outstanding shares of Class A Stock and Common Stock reported on the cover of the Company’s most recent Form 10-Q or Form 10-K, as applicable, filed prior to the Termination Date and (B) the number of shares of Common Stock held by the Purchaser Parties on the Termination Date, and (y) the Purchaser Parties’ highest percentage ownership of Shares of Then Outstanding Common Stock following the Termination Date (measured on a quarterly basis on the fifth (5th) Business Day following the filing of the Company’s most recent Form 10-Q or Form 10-K, as applicable, with the SEC, based on the number of outstanding shares of Class A Stock and Common Stock reported on the cover).”

(13)
Determination of First Cure Period Following Termination Date. Notwithstanding Section 3.1(f) of the Investor Agreement, the first Cure Period for the Purchaser Parties after the Termination Date shall be until the later of (x) the date determined pursuant to Section 3.1(f) of the Investor Agreement or (y) the day that is eight (8) months after the last sale of Regeneron Shares by the Purchaser Parties during the Amendment Term; for the avoidance of doubt, thereafter, the Cure Period shall be determined pursuant to Section 3.1(f) of the Investor Agreement.

(14)
Amendment Term. The duration of the waivers set forth in Sections 10 and 11 of this Letter Agreement shall be limited to the period (the “Amendment Term”) between the date of this Letter Agreement and the date (such date, the “Termination Date”) that is the later of the last day of the REGN2810 Amendment Term and the last day of the Dupilumab/REGN3500 Eligible Investment Amendment Term.

a.
“REGN2810 Amendment Term” shall mean the period between the date of this Letter Agreement and the date when the earliest of the following shall occur: (i) the aggregate number of REGN2810 Shares sold pursuant to this Letter Agreement (including both REGN2810 Shares to be Purchased and Open-Market REGN2810 Shares) equals the REGN2810 Share Sale Cap; (ii) if a Purchaser Party does not submit a REGN2810 Sale Notice in respect of the invoice for the last REGN2810 Covered Period, the later of (x) the due date of such invoice and (y) the last day of any then-existing REGN2810 Sale Period; (iii) the end of the REGN2810 Sale Period relating to the last

REGN2810 Covered Period in respect of which a Purchaser Party submits a REGN2810 Sale Notice; and (iv) the effective date of termination of the IO LCA pursuant to its terms (including Section 19.7 of the IO LCA).

b.
“Dupilumab/REGN3500 Eligible Investment Amendment Term” shall mean the period between the date of this Letter Agreement and the date when the earliest of the following shall occur: (i) the aggregate number of Dupilumab/REGN3500 Eligible Investment Shares sold pursuant to this Letter Agreement (including both Dupilumab/REGN3500 Eligible Investment Shares to be Purchased and Open-Market Dupilumab/REGN3500 Eligible Investment Shares) equals the Dupilumab/REGN3500 Eligible Investment Share Sale Cap; (ii) if a Purchaser Party does not submit a Dupilumab/REGN3500 Eligible Investment Sale Notice in respect of the Dupilumab/REGN3500 Eligible Investment Statement for the last Dupilumab/REGN3500 Eligible Investment Covered Period, the last day of any then-existing Dupilumab/REGN3500 Eligible Investment Sale Period; (iii) the end of the Dupilumab/REGN3500 Eligible Investment Sale Period relating to the last Dupilumab/REGN3500 Eligible Investment Covered Period in respect of which a Purchaser Party submits a Dupilumab/REGN3500 Eligible Investment Sale Notice; and (iv) the effective date of termination of the Antibody LCA pursuant to its terms (including Section 19.7 of the Antibody LCA).

Purchaser Parties’ Representations

(15)	Purchaser Parties’ Representations. Each of the Purchaser Parties hereby agrees, represents and warrants as follows:

a.
Such Purchaser Party has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its sales, if any, of Regeneron Shares and is capable of bearing the economic risks of such sales.

b.
Such Purchaser Party has been provided a reasonable opportunity to undertake, and has undertaken, such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the sales, if any, of the Regeneron Shares. Such Purchaser Party is aware that Regeneron may have material, non-public information that may affect the value of the Regeneron Shares, and hereby acknowledges that neither it nor the other Purchaser Parties are privy to any such information, if there is any such information.

c.
Such Purchaser Party is not relying on its own knowledge of any such information or on any of Regeneron’s disclosures or non-disclosures of any such information, if there is any such information. Such Purchaser Party is further not relying on any representations, warranties, information or disclosure by Regeneron not expressly set forth in this Letter Agreement, and hereby waives any and all claims whatsoever against Regeneron arising out of the knowledge, disclosure or non-disclosure of any such information, if there is any such information.

d.
Such Purchaser Party realizes the effect of this waiver and elects to proceed with the transactions in this Letter Agreement, including any sales by it (whether to Regeneron or in open-market transactions) of any Regeneron Shares, or any purchases by Regeneron of any Regeneron Shares, during the Amendment Term.

Except for Sections 1, 2, 4, 5, 6 and 8 of this Letter Agreement, this Letter Agreement shall be subject to all applicable provisions of Article 9 (Miscellaneous) of the Investor Agreement mutatis mutandis; provided, however, that for purposes of the notices contemplated by Sections 3 and 7 of this Letter Agreement, Section 9.3 (Notices) of the Investor Agreement is hereby amended to provide that notice to a party thereto may be provided by sending an e-mail to each of the addresses set forth beneath such party’s name as set forth in Part C of the Side Letter, and such notice shall be deemed delivered to such party on the date such e-mail is sent (other than a REGN2810 Sale Notice or a Dupilumab/REGN3500 Eligible Investment Sale Notice, each of which shall be deemed to have been received by Regeneron one (1) Trading Day after such e-mail is sent by a Purchaser Party). In addition, for purposes of the REGN2810 Development Cost Invoices contemplated by Section 2 of this Letter Agreement and the Dupilumab/REGN3500 Eligible Investment Statements contemplated by Section 6 of this Letter Agreement, Sections 20.3 (Notices) of the IO LCA and the Antibody LCA are hereby amended to provide that any REGN2810 Development Cost Invoice or Dupilumab/REGN3500 Eligible Investment Statement, as applicable, may be delivered to Sanofi SAS or Regeneron (as applicable) by e-mail to each of the addresses set forth beneath Sanofi SAS’s name or Regeneron’s name (as applicable) in Part C of the Side Letter (followed by physical delivery thereof as soon as reasonably practicable), and such REGN2810 Development Cost Invoice or Dupilumab/REGN3500 Eligible Investment Development Cost Statement, as applicable, shall be deemed delivered on the date such e-mail is sent.
This Letter Agreement shall be subject to all applicable provisions of Articles XVI (Confidentiality) of the IO LCA and the Antibody LCA mutatis mutandis.
Except as expressly set forth herein, no provision of the Investor Agreement, the IO LCA or the Antibody LCA is modified or waived, and the Investor Agreement, the IO LCA and the Antibody LCA shall each continue in full force and effect in accordance with their respective terms. All references in the Investor Agreement to the Investor Agreement shall be deemed to be references to the Investor Agreement after giving effect to this Letter Agreement; all references in the IO LCA to the IO LCA shall be deemed to be references to the IO LCA after giving effect to this Letter Agreement; and all references in the Antibody LCA to the Antibody LCA shall be deemed to be references to the Antibody LCA after giving effect to this Letter Agreement.

Please confirm your agreement with the foregoing by returning a countersigned acknowledgement.
[Signature page follows.]

Sincerely,
REGENERON PHARMACEUTICALS, INC.
By:/s/ Robert E. Landry
Name: Robert E. Landry
Title: Senior Vice President, Finance and Chief Financial Officer
Acknowledged and Agreed as of the Date Set forth Above:
SANOFI

By: /s/ Jerome Contamine
Name: Jerome Contamine
Title: Chief Financial Officer
SANOFI-AVENTIS US LLC
By: /s/ Jerome Contamine
Name: Jerome Contamine
Title: Authorized Signatory
AVENTISUB LLC

By: /s/ Jerome Contamine
Name: Jerome Contamine
Title: Authorized Signatory

SANOFI-AVENTIS AMÉRIQUE DU NORD

By: /s/ Jerome Contamine
Name: Jerome Contamine
Title: Authorized Signatory
SANOFI BIOTECHNOLOGY SAS

By: /s/ Jerome Contamine
Name: Jerome Contamine
Title: Authorized Signatory

[Signature Page to Letter Agreement]

Schedule A

Methodology for Determining Dupilumab/REGN3500 Eligible Investment Amounts

Dupilumab/REGN3500 Eligible Investment Statement

For the Quarterly Period Ended [xx]

The date of this Statement is [xx]

Amounts Expressed in U.S. Whole Dollars

For Illustrative Purposes Only -- Hypothetical Amounts and Activities

	(A)	(B)	(C) = (A) * (B)	(D)	(D) * (C)
				Percentage	Total
	Quarterly Activity Costs			Funded by	Funded by
Dupilumab/	Amount Incurred			Sanofi	Sanofi
REGN3500	by Each Party			for Each	for Each
Activity*	REGN	Sanofi	Total	Activity	Activity
Activity A	$ 5	$ 1	$ 6	100.0%	$ 6
Activity B	2	10	12	80.0%	$ 10
Activity C	4	6	10	50.0%	$ 5
Activity D	20	4	24	80.0%	$ 19
Activity E	5	12	17	100.0%	$ 17
Activity F	2	25	27	80.0%	$ 22
Activity G	8	8	16	52.5%	$ 8
Activity H	1	-	1	50.0%	$ 1
Activity I	-	2	2	80.0%	$ 2
Activity J	-	4	4	100.0%	$ 4
	$ 47	$ 72	$ 119		$ 93 (E)**

Notes:

(*) Applicable activities listed in Part B of the Side Letter

(**) Represents the Dupilumab/REGN3500 Eligible Investment Amount for this Quarter